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                                                                    EXHIBIT 99.1


                                    FOR:     IMAGYN Medical Technologies, Inc.

                                    CONTACT: Charles A. Laverty
                                             Chairman & Chief Executive Officer
                                             Michael Montevideo
                                             Chief Financial Officer
                                             IMAGYN Medical Technologies, Inc.
                                             (949) 720-8800
For Immediate Release
                                             Edward Nebb/Lisa Gibson
                                             BSMG Worldwide
                                             212-445-8000


                MINORITY BONDHOLDERS FILE INVOLUNTARY BANKRUPTCY
               PETITION AGAINST IMAGYN MEDICAL TECHNOLOGIES, INC.

NEWPORT BEACH, CA, May 4, 1999 - Imagyn Medical Technologies, Inc. (OTC/BB:
IMTI) said today that three creditors representing a minority of holders of the 12-1/2% Senior Subordinated Notes have filed an involuntary bankruptcy petition against the Company in the U.S. Bankruptcy Court for the District of Delaware. The filing followed a recent announcement that Imagyn had not made certain scheduled interest payments on its 12-1/2% Senior Subordinated Notes and Convertible Subordinated Debentures due on April 30, 1999. The Company has 20 days from the service of the summons to respond to the involuntary petition. The Company plans to continue to operate its business in the ordinary course.

         Imagyn has been working with its financial advisors and its principal creditors to reorganize the Company. At the time of the filing, the Company was in the process of finalizing terms of a consensual restructuring plan with its senior lenders and with the holders of approximately 79% of the 12-1/2% Senior Subordinated bondholder class. The plan includes liquidity financing and the conversion of a substantial portion of the Company's debt into equity to stabilize the Company's capital structure. The Company indicated that it will continue to pursue these discussions and, subject to the approval of its Board of Directors, convert the involuntary case to one for reorganization under Chapter 11 of the U.S. Bankruptcy Code as a means to efficiently restructure the debt.

                                     -more-

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         Charles A. Laverty, Chairman and Chief Executive Officer of Imagyn,
stated "We have been in active discussions with the holders of a majority of the Company's debt. We believe that this action by holders of a minority position will not impair the constructive nature of those discussions. Our intention, with the support of the majority of our creditors, is to transform the business into a stronger, more focused platform providing specialized medical devices and products." Mr. Laverty noted that the filing of this petition does not preclude Imagyn from converting to its own voluntary case under Chapter 11, which would permit the Company to implement a viable plan of reorganization.

         Imagyn Medical Technologies, Inc. is a designer, manufacturer and marketer of urological, gynecological and general surgery medical products for the health care market.

         This press release contains forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause results to differ materially from those described in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

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